CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Registration Statement on Form N-1A of the EntrepreneurShares Series Trust and to the use of our report dated August 27, 2020 on the financial statements and financial highlights of ERShares Entrepreneurs ETF (formerly ERShares Entrepreneur 30 ETF) and ERShares NextGen Entrepreneurs ETF (formerly, ERShares Non-US Small Cap ETF), each a series of shares of beneficial interest in EntrepreneurShares Series Trust. Such financial statements and financial highlights appear in the June 30, 2020 Annual Report to Shareholders which is incorporated by reference into the Statement of Additional Information.

BBD, LLP

Philadelphia, Pennsylvania

January 22, 2021